Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Christopher Brody to Step down From Intuit Board of Directors; Richard Dalzell Nominated

MOUNTAIN VIEW, Calif. – Nov. 3, 2014 – Intuit Inc. (Nasdaq: INTU) announced that director Christopher Brody will step down from the company’s board of directors after 25 years of service. In addition, the board has nominated former Amazon.com Inc. executive Richard L. Dalzell, to stand for election to the board at Intuit’s annual meeting of shareholders in January.

Brody’s relationship with Intuit spans 25 years, beginning in 1993 with the company’s acquisition of ChipSoft Inc., where he had served as chairman since 1989.

“When ChipSoft merged with Intuit, Chris joined the Intuit board and today Consumer Tax and ProTax are among our largest businesses,” said Brad Smith, Intuit president and chief executive officer. “Chris has made many valued contributions and on behalf of the board and everyone at Intuit, I want to thank him for being a constant source of wisdom and support.”

Brody will continue serving on the Intuit board until the annual shareholder meeting, after which time he will serve as director emeritus.

Dalzell served as chief information officer in addition to several other technical leadership roles at Amazon.com from 1997 until his retirement in 2007. He serves on the boards of AOL Inc. and Twilio Inc.

“Rick is a seasoned technology leader and we are excited to welcome him to Intuit’s board of directors,” said Smith. “His experience running engineering for one of the largest Internet-based companies will be extremely valuable as Intuit continues to accelerate growth in the cloud.”

About Intuit Inc.

Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.

Its flagship products and services include QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants.

Founded in 1983, Intuit had revenue of $4.5 billion in its fiscal year 2014. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

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